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                                                                       EXHIBIT 1

                                  NEWS RELEASE

FOR IMMEDIATE RELEASE

                         [THE SPORTS CLUB COMPANY LOGO]


                                        CONTACT: D. MICHAEL TALLA
                                        CHAIRMAN OF THE BOARD OF DIRECTORS AND
                                        CHIEF EXECUTIVE OFFICER
                                        THE SPORTS CLUB COMPANY, INC.
                                        (310) 479-5200


                          THE SPORTS CLUB COMPANY, INC.
                            APPOINTS JOHN M. GIBBONS
                          TO BE CHIEF EXECUTIVE OFFICER


LOS ANGELES, CA (June 7, 1999) - The Sports Club Company, Inc. (AMEX: SCY) today announced that John M. Gibbons, currently President of the Company, has been appointed Chief Executive Officer, effective at the Company's 1999 Annual Meeting of Stockholders, presently scheduled to be held July 21, 1999. He will succeed Founder and current Chief Executive Officer, D. Michael Talla. Mr. Talla is the Company's largest individual stockholder and will continue to be involved with the Company on a full time basis as the Chairman of the Board of Directors.

"As President of The Sports Club Company, John has brought invaluable managerial and financial experience to the Company. He has played a key role in the Company's success and has helped to position the Company for its expansion into the national marketplace as we open five new Sports Clubs in the next few years. John's promotion to Chief Executive Officer will free me to focus on new club development and strategic planning. As Chairman, I will continue to lead the Board of Directors in carrying out its responsibilities to the Company and its stockholders," stated D. Michael Talla.



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Mr. Gibbons has been President and Chief Operating Officer of the Company since
July 1995. Mr. Gibbons joined the Company in 1994 as Chief Financial Officer. Prior to joining the Company Mr. Gibbons held various positions, including President and General Manager, with Com-Systems, Inc., a publicly-traded long-distance telecommunications company. He holds a Bachelor of Business Administration from Notre Dame and a Masters of Business Administration from the University of Southern California. Mr. Gibbons is a Certified Public Accountant.

The Sports Club Company, Inc. operates upscale sports and fitness clubs under The Sports Club and Spectrum Club names.

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